Exhibit 10.25

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of July 9, 2014, by and between ZUMIEZ SERVICES INC., a Washington corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including September 1, 2016, not to exceed at any time the aggregate principal amount of Twenty Five Million Dollars ($25,000,000.00) (“Line of Credit”), the proceeds of which shall be used to finance Borrower’s working capital requirements. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of July 09, 2014 (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b) Line of Credit Increase. Borrower may, at any time during the term of the Line of Credit and upon at least thirty (30) days written notice to Bank, request that the Line of Credit be increased, and Bank agrees to make advances during the term of the Line of Credit up to the aggregate principal amount of Thirty Five Million Dollars ($35,000,000.00) (“Line of Credit Increase”) provided that: (i) Bank has received a payment of Ten Thousand Dollars ($10,000.00) from Borrower for the Line of Credit Increase, (ii) no Event of Default under this Agreement shall have occurred and be continuing, (iii) Borrower and Zumiez Inc. (“Guarantor”, and Borrower and Guarantor, each a “Credit Party”) is in compliance with all covenants and conditions under this Agreement, (iv) all representations and warranties made by each Credit Party under this Agreement are true and correct at all times, and (v) each Credit Party has executed and delivered to Bank such documents as Bank may require in its sole discretion, including any amendments to this Agreement, promissory notes, and other such agreements, documents, or instruments necessary to reflect the terms and conditions of the Line of Credit Increase, as further set forth on Exhibit A attached hereto.

(c) Commercial Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue sight letters of credit for the account of Borrower to finance Borrower’s working capital requirements (“Subfeature Commercial LCs”); provided however, that the aggregate undrawn amount of all outstanding Subfeature Commercial LCs shall not at any time exceed Ten Million Dollars ($10,000,000.00). The form and substance of each Subfeature Commercial LC shall be subject to approval by Bank, in its sole discretion. Each Subfeature Commercial LC shall be issued for a term not to exceed one hundred twenty (120) days, as designated by Borrower; provided however, that no Subfeature Commercial LC shall have an expiration date more than one hundred twenty (120) days beyond the maturity date of the Line of Credit. The undrawn amount of all Subfeature Commercial LCs shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Subfeature Commercial LC shall be subject to the additional terms and conditions of Bank’s standard Commercial Letter of Credit agreement and all applications and related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Subfeature Commercial LC shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.

(d) Standby Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower to back financial instruments (“Subfeature Standby LCs”); provided however, that the aggregate undrawn amount of all outstanding Subfeature Standby LCs shall not at any time exceed Five Million Dollars ($5,000,000.00). The form and substance of each Subfeature Standby LC shall be subject to approval by Bank, in its sole discretion. Each Subfeature Standby LC shall be issued for a term not to exceed three hundred sixty five (365) days, as designated by Borrower; provided however, that no Subfeature Standby LC shall have an expiration date more than three hundred sixty five (365) days beyond the maturity date of the Line of Credit. The undrawn amount of all Subfeature Standby LCs shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Subfeature Standby LC shall be subject to the additional terms and conditions of Bank’s standard Standby Letter of Credit agreement and all applications and related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Subfeature Standby LC shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.

(e) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note or any other document or instrument required hereby; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2. INTEREST/FEES.

(a) Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each standby or commercial letter of credit issued under any credit subject hereto, upon the payment or negotiation of each drawing under any such letter of credit and upon the occurrence of any other activity with respect to any such letter of credit (including without limitation, the transfer, amendment or cancellation of any such letter of credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

SECTION 1.3. COLLECTION OF PAYMENTS. Except to the extent expressly specified otherwise in any Loan Document (as defined in Section 2.2 hereof) other than this Agreement, Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by debiting any deposit account maintained by Borrower with Bank for the full amount thereof. Should there be insufficient funds in Borrower’s deposit accounts with Bank to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4. COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower’s accounts receivable and other rights to payment, general intangibles, inventory and equipment.

As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower shall cause Guarantor to grant to Bank security interests of first priority in all accounts receivable and other rights to payment, general intangibles, inventory and equipment.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.5. GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by Guarantor, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each Credit Party makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1. LEGAL STATUS. Each Credit Party is a corporation, duly organized and existing and in good standing under the laws of Washington, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on such Credit Party.

SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3. NO VIOLATION. The execution, delivery and performance by each Credit Party of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of such Credit Party, or result in any breach of or default under any contract, obligation, indenture or other instrument to which such Credit Party is a party or by which such Credit Party may be bound.

SECTION 2.4. LITIGATION. There are no pending, or to the best of each Credit Party’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of such Credit Party other than those disclosed by each Credit Party to Bank in writing prior to the date hereof.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Guarantor dated February 1, 2014, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Guarantor to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Guarantor, (b) disclose all liabilities of Guarantor that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Guarantor, nor has Guarantor mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.6. INCOME TAX RETURNS. Each Credit Party has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8. PERMITS, FRANCHISES. Each Credit Party possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9. ERISA. Each Credit Party is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); each Credit Party has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by such Credit Party (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by either Credit Party; each Credit Party has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10. OTHER OBLIGATIONS. Each Credit Party is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by either Credit Party to Bank in writing prior to the date hereof, each Credit Party is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of such Credit Party’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of each Credit Party is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither Credit Party has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III

CONDITIONS

SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement and each promissory note or other instrument or document required hereby.

(ii)	Corporation Resolution: Borrowing.

(iii)	Corporation Resolution: Continuing Guaranty.

(iv)	Corporate Resolution: Third Party Collateral.

(v)	Certificate of Incumbency (2).

(vi)	Continuing Security Agreement: Rights to Payment and Inventory.

(vii)	Security Agreement: Equipment.

(viii)	Third Party Security Agreement: Rights to Payment and Inventory.

(ix)	Third Party Security Agreement: Equipment.

(x)	Fax and E-Mail Transmission and Acceptance of Requests, Instructions, Documents and Information.

(xi)	Facsimile Transmissions of Applications for issuance of, and Amendment to, Letters of Credit.

(xii)	Commercial Letter of Credit Agreement.

(xiii)	Standby Letter of Credit Agreement.

(xiv)	Continuing Guaranty from each guarantor listed in Section 1.5 hereof.

(xv)	Such other documents as Bank may require under any other Section of this Agreement.

(c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any guarantor hereunder, if any, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such guarantor, if any.

(d) Insurance. Each Credit Party shall have delivered to Bank evidence of insurance coverage, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with lender loss payable endorsements in favor of Bank.

SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit, including without limitation, the following:

(i)	For the issuance of a commercial letter of credit under any credit subject to this Agreement, Bank’s standard Application for Commercial Letter of Credit.

(ii)	For the issuance of a standby letter of credit under any credit subject to this Agreement, Bank’s standard Application for Standby Letter of Credit.

(c) Payment of Fees. Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 4.2. ACCOUNTING RECORDS. Each Credit Party shall maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of each Credit Party.

SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 90 days after and as of the end of each fiscal year, an unqualified audited financial statement of Guarantor on a consolidated and consolidating basis, prepared by a certified public accountant acceptable to Bank in accordance with generally accepted accounting principles, to include balance sheet, income statement and statement of cash flows;

(b) not later than 45 days after and as of the end of each fiscal quarter, a financial statement of Guarantor on a consolidated and consolidating basis, prepared by Guarantor, to include balance sheet, income statement and statement of cash flows;

(c) contemporaneously with each annual and fiscal quarter end financial statement of Guarantor required hereby, a certificate of the president or chief financial officer of Guarantor that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(d) from time to time such other information as Bank may reasonably request.

SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which each Credit Party is organized and/or which govern each Credit Party’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to such Credit Party and/or its business.

SECTION 4.5. INSURANCE. Maintain and keep in force, for each business in which each Credit Party is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, and, if required, seismic property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect, together with a lender’s loss payee endorsement for all such insurance naming Bank as a lender loss payee.

SECTION 4.6. FACILITIES. Keep all properties useful or necessary to each Credit Party’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as each Credit Party may in good faith contest or as to which a bona fide dispute may arise, and (b) for which each Credit Party has made provision, to Bank’s satisfaction, for eventual payment thereof in the event such Credit Party is obligated to make such payment.

SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against each Credit Party with a claim in excess of $500,000.00.

SECTION 4.9. FINANCIAL CONDITION. Guarantor shall maintain its financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Guarantor’s financial statements for the period ending May 3, 2014:

(a) Quick Ratio not less than 1.25 to 1.0 at each fiscal quarter end, with “Quick Ratio” defined as the sum of cash plus cash equivalents, marketable securities and accounts receivable divided by the aggregate amount of all Credit Extensions under the Line of Credit, with “Credit Extensions” definded as all outstanding principal plus all outstanding Subfeature Commercial LCs and Subfeature Standby LCs.

(b) Net income after taxes not less than $1.00 on a rolling 4-quarter basis determined as of each fiscal quarter end, based on the sum of the results of four consecutive quarters consisting of the present quarters and the three preceding quarters; provided that there shall be added to net income all charges for impairment of goodwill, other intangibles, and up to an aggregate of $5,000,000.00 of store asset impairment on the balance sheet of Guarantor.

SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of each Credit Party; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which each Credit Party is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting each Credit Party’s property.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent:

SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2. OTHER INDEBTEDNESS. Each Credit Party will not create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, and (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof. Additionally, Guarantor shall cause its subsidiary, Snowboard Dachstein Tauern GmbH, not to create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except indebtedness not to exceed an aggregate of €10,000,000.00 at any time outstanding.

SECTION 5.3. GUARANTIES. Each Credit Party will not guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of such Credit Party as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.4. LOANS, ADVANCES, INVESTMENTS. Each Credit Party will not make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, and additional loans or advances in amounts not to exceed an aggregate of $500,000.00 outstanding at any one time.

SECTION 5.5. PLEDGE OF ASSETS. Each Credit Party will not mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of such Credit Party’s assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity, including Bank.

(e) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor.

(g) There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its obligations under any of the Loan Documents.

(h) The death or incapacity of Borrower or any Third Party Obligor if an individual. The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

(i) Any change in control of Borrower or any entity or combination of entities that directly or indirectly control Borrower, with “control” defined as ownership of an aggregate of twenty-five percent (25%) or more of the common stock, members’ equity or other ownership interest (other than a limited partnership interest).

SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	ZUMIEZ SERVICES INC.
4001 204TH Street SW
Lynnwood, WA 98036

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
MAC P6540-126
999 3rd Avenue, 12th Floor
Seattle, WA 98104

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

SECTION 7.11. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Washington selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Washington or a neutral retired judge of the state or federal judiciary of Washington, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Washington and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Washington Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

ZUMIEZ SERVICES INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:		By:
	Christopher C. Work, Treasurer		Heather Ray, Vice President

Agreed and acknowledged to with respect to the provisions herein applicable to Zumiez Inc.

ZUMIEZ INC.

By:
Christopher C. Work, Chief Financial Officer

Exhibit A

Line of Credit Increase Terms and Conditions

All capitalized terms used in this Exhibit A but not defined herein shall have the respective meanings set forth in the Agreement. Pursuant to Section 1.1(b) of the Agreement, the Line of Credit Increase is subject to certain additional terms and conditions, including, but not limited to, the following:

Interest:

At a fluctuating rate per annum determined by Bank to be one percent (1.00%) above Daily Three Month LIBOR or at a fixed rate per annum determined by Bank to be one percent (1.00%) above LIBOR in effect on the first day of the applicable Fixed Rate Term.

Unused Commitment Fee:

Borrower shall pay an unused commitment fee of one quarter percent (0.25%) per annum. The unused commitment fee shall be based on the average daily, unused amount of the commitment, and shall be calculated by Bank on a quarterly basis and due and payable by Borrower in arrears.

Financial Covenants:

1.      Total Liabilities divided by Tangible Net Worth not greater than 1.0 to 1.0 at each quarter end, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity less any intangible assets and less any loans or advances to, or investments in, any related entities or individuals.

2.      Net income after taxes not less than $1.00 on a rolling 4-quarter basis determined as of each fiscal quarter end, based on the sum of the results of four consecutive quarters consisting of the present quarters and the three preceding quarters; provided that there shall be added to net income all charges for impairment of goodwill, other intangibles, and up to an aggregate of $5,000,000.00 of store asset impairment on the balance sheet of Guarantor.

3.      “Collateral Coverage Ratio” where, as of each month end, the aggregate sum of all amounts outstanding under the Line of Credit balance plus all outstanding Subfeature Commercial LCs and Subfeature Standby LCs may not at any time exceed (a) 80% of gross credit cards receivable plus (b) the lesser of (i) 50% of gross inventory or (ii) 75% of net orderly liquidation value of inventory per inventory appraisal. Borrower acknowledges that said Collateral Coverage Ratio shall be determined by Bank with the understanding that, among other items, the inventory appraisal required below in section 1 of Conditions Precedent would support the advance rate listed in (b). If such support is not provided by the inventory appraisal, Bank, in its sole discretion, may reduce the advance rate listed in (b).

The Guarantor shall only be obligated to comply with the foregoing financial covenants at the time an advance is requested under the revolving loan and sub-facilities and at all times any principal balance is outstanding and/or letter of credit whether commercial or standby has been issued by Bank for the benefit of the Borrower.

Reporting:

In addition to the existing reporting requirements set forth in the Agreement, Guarantor shall provide Bank the following :

1.      Monthly Guarantor prepared report showing a detailed calculation of the result under the Collateral Coverage Ratio, including, but not limited to gross credit cards receivable and gross inventory balances.

Conditions Precedent:

1.      Satisfactory completion and review of an inventory appraisal acceptable to Bank, cost to be borne by Borrower.

2.      Executed amendment to the Agreement, promissory note or other instrument or document required to reflect the terms and conditions contained herein.

REVOLVING LINE OF CREDIT NOTE

$25,000,000.00	Seattle, Washington
July 9, 2014

FOR VALUE RECEIVED, the undersigned ZUMIEZ SERVICES INC. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at MAC P6540-126, 999 3rd Avenue, 12th Floor, Seattle, WA 98104, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty Five Million Dollars ($25,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a) “Daily Three Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a three (3) month period.

(b) “LIBOR” means (i) for the purpose of calculating effective rates of interest for loans making reference to LIBOR Periods, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to such LIBOR Period as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such LIBOR Period (or if not so reported, then as determined by Bank from another recognized source or interbank quotation), or (ii) for the purpose of calculating effective rates of interest for loans making reference to the Daily Three Month LIBOR Rate, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for three (3) months as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

(c) “LIBOR Period” means a period commencing on a New York Business Day and continuing for one (1), two (2), three (3) or six (6) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that (i) no LIBOR Period may be selected for a principal amount less than Two Hundred Fifty Thousand Dollars ($250,000.00), (ii) if the day after the end of any LIBOR Period is not a New York Business Day (so that a new LIBOR Period could not be selected by Borrower to start on such day), then such LIBOR Period shall continue up to, but shall not include, the next New York Business Day after the end of such LIBOR Period, unless the result of such extension would be to cause any immediately following LIBOR Period to begin in the next calendar month in which event the LIBOR Period shall continue up to, but shall not include, the New York Business Day immediately preceding the last day of such LIBOR Period, and (iii) no LIBOR Period shall extend beyond the scheduled maturity date hereof.

(d) “London Business Day” means any day that is a day for trading by and between banks in Dollar deposits in the London interbank market.

(e) “New York Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.

(f) “State Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in the jurisdiction described in “Governing Law” herein are authorized or required by law to close.

INTEREST:

(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum determined by Bank to be one percent (1.00%) above the Daily Three Month LIBOR Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be one percent (1.00%) above LIBOR in effect on the first day of the applicable LIBOR Period. Bank is hereby authorized to note the date, principal amount and interest rate applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b) Selection of Interest Rate Options. Subject to the provisions herein regarding LIBOR Periods and the prior notice required for the selection of a LIBOR interest rate, (i) at any time any portion of this Note bears interest determined in relation to LIBOR for a LIBOR Period, it may be continued by Borrower at the end of the LIBOR Period applicable thereto so that all or a portion thereof bears interest determined in relation to the Daily Three Month LIBOR Rate or to LIBOR for a new LIBOR Period designated by Borrower, (ii) at any time any portion of this Note bears interest determined in relation to the Daily Three Month LIBOR Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a LIBOR Period designated by Borrower, and (iii) at the time an advance is made hereunder, Borrower may choose to have all or a portion thereof bear interest determined in relation to the Daily Three Month LIBOR Rate or to LIBOR for a LIBOR Period designated by Borrower.

To select an interest rate option hereunder determined in relation to LIBOR for a LIBOR Period, Borrower shall give Bank notice thereof that is received by Bank prior to 11:00 a.m Washington time on a State Business Day at least two State Business Days prior to the first day of the LIBOR Period, or at a later time during such State Business Day if Bank, at its sole discretion, accepts Borrower’s notice and quotes a fixed rate to Borrower. Such notice shall specify: (A) the interest rate option selected by Borrower, (B) the principal amount subject thereto, and (C) for each LIBOR selection, the length of the applicable LIBOR Period. If Bank has not received such notice in accordance with the foregoing before an advance is made hereunder or before the end of any LIBOR Period, Borrower shall be deemed to have made a Daily Three Month LIBOR Rate interest selection for such advance or the principal amount to which such LIBOR Period applied. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as it is given in accordance with the foregoing and, with respect to each LIBOR selection, if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three State Business Days after such notice is given. Borrower shall reimburse Bank immediately upon demand for any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of funds obtained to fund or maintain a LIBOR borrowing) incurred by Bank as a result of the failure of Borrower to accept or complete a LIBOR borrowing hereunder after making a request therefor. Any reasonable determination of such amounts by Bank shall be conclusive and binding upon Borrower.

(c) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(d) Payment of Interest. Interest accrued on this Note shall be payable on the last day of each month, commencing July 31, 2014.

(e) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank’s option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on September 1, 2016.

(b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Richard M. Brooks, Brian Leith or Christopher C. Work, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

(c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Daily Three Month LIBOR Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest LIBOR Period first.

PREPAYMENT:

(a) Daily Three Month LIBOR Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Daily Three Month LIBOR Rate at any time, in any amount and without penalty.

(b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of Two Hundred Fifty Thousand Dollars ($250,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the LIBOR Period applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such LIBOR Period matures, calculated as follows for each such month:

(i)	Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the LIBOR Period applicable thereto.

(ii)	Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such LIBOR Period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum four percent (4.00%) above the Daily Three Month LIBOR Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of July 9, 2014, as amended from time to time (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Washington.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

ZUMIEZ SERVICES INC.

By:
Christopher C. Work, Treasurer